Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release
Nasdaq: AAII

Contacts: Media:	Investors:
Andrea L. Johnston Vice President, Corporate Communications 910-254-7340	James B. Sloan, Jr. Senior Vice President, Corporate Finance 910-254-7690

FOR IMMEDIATE RELEASE

aaiPharma Inc. Reports 2003 Financial Results

•	Fourth quarter net revenues increased 24% to $76.9 million; full-year net revenues grew 23% to $282.7 million, driven by 40% growth in net revenues from product sales

•	Fourth quarter earnings advanced to $0.34 per diluted share, a 31% increase over the 2002 period; full-year earnings increased to $1.17 per diluted share, up 92% over 2002

•	Cumulative debt reduction of $36 million in 2003

Wilmington N.C., February 5, 2004 – aaiPharma Inc. (NASDAQ: AAII), a science-based pharmaceutical company, today reported financial results for the fourth quarter and full-year of 2003.

“We are pleased with our overall performance in 2003 and the progress that the Company has made in implementing its strategic and operating plan focused on pain management,” said Dr. Philip S. Tabbiner, President and Chief Executive Officer. “Furthermore, we recognize that our future success will be driven by our ability to effectively advance product candidates in our R&D pipeline, successfully launch new products, promote existing products, and execute strategic licensing agreements, partnerships and product acquisitions.”

Net revenues for the fourth quarter of 2003 were a record $76.9 million, an increase of 24% over revenues of $62.2 million in the fourth quarter of 2002. Pharmaceutical products continued to drive this favorable trend, with quarterly sales of $48.3 million, up 28% as compared to $37.7 million in the 2002 fourth quarter. Sales of Roxicodone®, Oramorph® SR and the other pain products acquired by the Company from Elan at the beginning of December 2003 more than accounted for this increase. Net revenues from product sales in the fourth quarter were negatively impacted by product returns of

Brethine® injectable 100 pack sold during 2002, which were approximately $4.8 million in the quarter, a significantly greater level of returns than experienced in any prior quarter. Prior to the third quarter of 2003, as returns had not been significant, and differences between actual returns and estimated returns were immaterial, returns were charged in the quarter the product was returned. In the fourth quarter, return reserves were increased based on the Company’s recent experience. The most significant addition to return reserves in the quarter was attributable to Brethine® 100 packs. Two of the Company’s three major U.S. wholesalers have now depleted the majority of their 100 pack inventory. In addition, following the licensure of the exclusive rights to aaiPharma’s 25 mg, 75 mg and 100 mg azathioprine products to Salix in the fourth quarter, the Company processed actual returns and established a returns reserve totaling $3.9 million, which covers the full amount of the remaining inventory of these products in the distribution chain. The aggregate effect of product returns and additions to product returns reserves reduced fourth quarter net revenues by $15.9 million.

Income from operations for the 2003 fourth quarter decreased 8% to $15.7 million compared with $17.0 million in the prior year period. Fourth quarter earnings advanced to $0.34 per diluted share, a 31% improvement over the 2002 period. The decline in income from operations for the 2003 fourth quarter was due primarily to the product returns discussed above and the investment in the accelerated build out of a national sales force. The increase in other income was primarily a result of the fees, net of merger-related fees and expenses, generated from the termination of the merger agreement with CIMA and proceeds related to the Company’s investment in Endeavor Pharmaceuticals, which resulted from the acquisition of the assets of Endeavor Pharmaceuticals by Barr Laboratories.

For the year ended December 31, 2003, net revenues reached an all-time high of $282.7 million, compared to net revenues of $230.5 million in 2002, an increase of 23%. Net revenues from product sales for the 2003 full-year period were $179.7 million, up 40% as compared to $128.5 million in 2002. Year-over-year trends remained stable with gross margin for 2003 of 65.7%. Income from operations for the full-year of 2003 increased to $69.4 million, or 25% above the 2002 level of $55.4 million. aaiPharma reported net income for full-year 2003 of $34.3 million, or $1.17 per diluted share, up 92% over 2002.

aaiPharma achieved a number of milestones during the course of 2003 as part of the Company’s strategy to become a fully-aligned, science-based pharmaceutical company focused in pain management. “Although we have made the strategic decision to focus primarily in pain management, we plan to fully leverage our existing portfolio of critical care products as well as our intellectual property and development projects in critical care and gastrointestinal diseases for the benefit of physicians, patients and our shareholders,” commented Dr. Tabbiner.

Selected highlights of these achievements include:

•	Submitted two New Drug Applications (NDAs) to the U.S. Food and Drug Administration (FDA) for M.V.I. Adult™. M.V.I. Adult™ is a reformulation of

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M.V.I.-12® in which concentrations of four vitamins are increased and vitamin K is added. The first NDA, regarding the single-dose and univial presentations of M.V.I. Adult™, was approved by the FDA on January 30, 2004. The remaining NDA filing, regarding the bulk pharmacy pack, continues to move forward within the FDA-approval process.

•	Submitted a Supplemental New Drug Application (SNDA) for a complementary M.V.I. ® line extension in December 2003. The Company expects a response from the FDA within the next six months. For competitive reasons, the details of this filing remain confidential.

•	Acquired exclusive rights to a parenterally administered methadone product to treat severe pain, formerly branded as Dolophine® Hydrochloride Injection, from Roxane Laboratories, Inc. aaiPharma initiated limited sales of the product late in December under a supply schedule outlined by the FDA in order to address drug shortage concerns for the product. The Company received site approval for manufacturing the product in early January and is continuing to work with the Agency on updating the label and indication for the product.

•	Filed a SNDA for Brethine® Ampuls with the FDA in June 2003.

•	Acquired, received FDA approval of and launched Darvocet A500™ (propoxyphene napsylate and acetaminophen) for the management of mild to moderate pain. In the three months since launch, prescriptions and extended units are trending upward consistent with the Company’s expectations.

•	Expanded the pharmaceutical sales force to 240 representatives by the end of 2003 through collaboration with Athlon Pharmaceuticals.

•	Acquired a portfolio of three brands of Schedule II pain products — Roxicodone® (oxycodone hydrochloride) tablets and oral solutions, Oramorph® SR (morphine sulfate sustained-release) tablets, and Roxanol™ (morphine sulfate) oral solutions — as well as a non-scheduled pain management product, Duraclon® (clonidine hydrochloride injection), from Elan Corporation, plc companies in December 2003.

•	Granted Salix Pharmaceuticals an exclusive license to market the 25 mg, 75 mg and 100 mg strengths of Azasan® (azathioprine). The agreement called for Salix to make a licensing payment to aaiPharma as well as an on-going royalty on net sales. aaiPharma will continue to manufacture the products and supply all of Salix’s needs for the products.

During the fourth quarter of 2003, the Company announced the termination of its merger agreement with CIMA. As a result, the Company received an $11.5 million termination fee from CIMA, as provided in the terminated merger agreement, against which $5.9 million of merger-related fees and expenses were applied.

On January 15, 2004, aaiPharma announced that Aventis submitted a new drug application (NDA) to the FDA for Allegra-D® 24-hour tablets, a formulation developed with aaiPharma using a patented extended release drug delivery technology, ProSlo II™. Upon approval, aaiPharma will receive a milestone payment and royalties on sales of the product.

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2003 Fourth Quarter of Full Year Financial Results

During 2003 and 2004, aaiPharma continued to incur legal fees and expenses in its ongoing omeprazole patent litigation against Schwarz Pharma Inc., Schwarz Pharma AG, Kremers Urban Development Co. and certain affiliates (the KUDCO defendants). Omeprazole is the active ingredient used in Prilosec® sold by AstraZeneca and in the KUDCO defendants’ generic equivalent of Prilosec®. The litigation has been brought under aaiPharma’s U.S. Patent No. 6,268,385 and, following the filing of an amended complaint during 2003, U.S. Patent No. 6,326,384. These patents include, among other claims, claims directed to compositions and methods wherein certain isomeric characteristics of solid state omeprazole are essentially the same in formulated drug product as in its active ingredient. aaiPharma is seeking damages equal to a reasonable royalty on all infringing sales by the KUDCO defendants since commercial launch of their generic substitute for Prilosec® on December 9, 2002 through the date of a judicial decision in the litigation, and a permanent injunction on subsequent sales thereafter absent KUDCO taking a license, among other remedies, in the event that aaiPharma ultimately prevails in the litigation. The KUDCO defendants have publicly confirmed sales of their generic omeprazole product from launch through the first nine months of 2003 of approximately $949 million.

“After a year of litigation, we are now well advanced in the discovery phase and have a court date set for the first months of 2005,” stated Dr. Fred Sancilio, Executive Chairman and Chief Scientific Officer. “Given our extensive experience with and robust science around omeprazole compounds and the strength of our associated patent estate, we intend to continue to vigorously pursue the litigation.”

Outlook:
aaiPharma’s expectations for 2004 financial performance remain substantially unchanged. The Company expects net revenues for 2004 to be between $340 million and $355 million. Diluted earnings per share for 2004 are expected to remain, as previously disclosed, between $1.45 and $1.52. Based on current trends, milestones achieved and other developments, the Company expects to generate earnings of $0.27 to $0.30 per diluted share during the first quarter of 2004.

Conference Call:
In conjunction with this release, aaiPharma management will conduct a conference call and web cast to discuss the financial results for the fourth quarter and full-year of 2003 at 8:30 a.m. Eastern Time on Thursday, February 5, 2004. Analysts, investors and other interested parties are invited to participate visiting the Company’s web site at www.aaipharma.com. A replay of the web cast will be available on this website beginning February 5, 2004 at 1:00 p.m. The replay will be available through February 20, 2004 at 5:00 p.m. Eastern Time.

About aaiPharma

aaiPharma Inc. is a leading, science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise and a proven sales and marketing track record, the Company is focused on developing, acquiring, and marketing well-known,

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branded medicines in its targeted therapeutic areas. aaiPharma ’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Forward-Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the quoted statements by Drs. Tabbiner and Sancilio and the statements pertaining to future, anticipated or expected product growth and launch plans, sales and prescription growth and trends, contract milestones and royalties, corporate strategies, asset and product line leveraging plans, regulatory approval plans and expectations, litigation plans and expectations, and development, commercialization and growth of the products in the Company’s pipeline and portfolio, as well as guidance as to future earnings and revenue expectations and shares of stock outstanding. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining the actual future market growth; the commercial and medical attractiveness of the Company’s present and planned products in light of sales of competitive or generic products; regulatory decisions by the FDA and other agencies regulating the Company; and the Company’s ability to successfully acquire, finance, conduct successful research on, develop, improve, obtain timely regulatory approval for, launch, extend product life cycles of, and sell, on a commercially profitable basis, pharmaceutical products; to obtain, use, enforce, defend and license valid and commercially valuable patents, including, without limitation, in the Company’s patent litigation; to obtain and enforce existing and future contracts; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its exhibits; its Forms 10-Q filed on May 15, 2003, August 14, 2003 (including its Exhibit 99.1) and November 14, 2003, its Form 8-Ks; and its other periodic filings.

Darvocet A500™, ProSlo II™, and Roxanol™ are trademarks, and Roxicodone® and Oramorph® SR are registered trademarks, of aaiPharma Inc. M.V.I. Adult™ is a trademark, and Darvocet®, Darvon®, Darvocet-N®, and M.VI-12® are registered trademarks, of aaiPharma LLC.

Prilosec® is a registered trademark of AstraZeneca. Allegra-D® is a registered trademark of Aventis Pharmaceuticals Inc. Dolophine® is a registered trademark of Roxane Laboratories, Inc. Azasan® is a registered trademark of Salix Pharmaceuticals, Inc. Duraclon® is a registered trademark of Fujisawa Healthcare, Inc.

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2003 Fourth Quarter of Full Year Financial Results

aaiPharma Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net revenues:
Product sales	$48,342	$37,687	$179,745	$128,462
Product development (royalties & fees)	5,237	5,343	16,468	19,610
Development services	23,329	19,204	86,488	82,438

	76,908	62,234	282,701	230,510

Operating costs and expenses:
Direct costs (excluding depreciation and royalty expense):
Product sales	12,751	8,350	45,161	32,645
Development services	15,182	10,892	51,867	48,813

Total direct costs	27,933	19,242	97,028	81,458
Selling, general and administrative expenses	24,159	17,893	80,278	63,185
Research and development	5,543	5,479	20,984	20,854
Depreciation and amortization	3,127	2,606	11,165	9,571
Royalty expense	453	—	3,890	—

Total operating costs and expenses	61,215	45,220	213,345	175,068

Income from operations	15,693	17,014	69,356	55,442

Other income (expense):
Interest, net	(5,457)	(5,484)	(21,078)	(19,366)
Loss from extinguishment of debt	(1,511)	—	(1,511)	(8,053)
Other, net	6,674	335	6,695	461

	(294)	(5,149)	(15,894)	(26,958)

Income before income taxes	15,399	11,865	53,462	28,484
Provision for income taxes	5,144	4,509	19,135	11,170

Net income	$10,255	$7,356	$34,327	$17,314

Basic earnings per share	$0.37	$0.27	$1.24	$0.63

Weighted average shares outstanding	27,925	27,501	27,730	27,348

Diluted earnings per share	$0.34	$0.26	$1.17	$0.61

Weighted average shares outstanding	30,004	27,969	29,299	28,359

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aaiPharma Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$8,785	$6,532
Accounts receivable, net	46,314	29,467
Work-in-progress	12,503	10,515
Inventories, net	19,057	17,004
Prepaid and other current assets	12,619	7,633

Total current assets	99,278	71,151
Property and equipment, net	57,236	53,125
Goodwill, net	275,314	210,792
Intangibles, net	123,375	89,078
Other assets	15,162	16,179

Total assets	$570,365	$440,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,000	$5,921
Accounts payable	23,501	17,671
Customer advances	17,630	15,051
Accrued wages and benefits	5,320	6,718
Interest payable	5,511	5,232
Other accrued liabilities	12,426	5,201

Total current liabilities	68,388	55,794
Long-term debt, less current portion	338,844	277,899
Other liabilities	17,184	7,182
Stockholders’ equity:
Common stock	28	27
Paid-in capital	88,049	79,049
Retained earnings	54,919	20,592
Accumulated other comprehensive income (loss)	3,197	(218)
Deferred compensation	(244)	—

Total stockholders’ equity	145,949	99,450

Total liabilities and stockholders’ equity	$570,365	$440,325

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2003 Fourth Quarter of Full Year Financial Results

aaiPharma Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,

	2003	2002

Cash flows from operating activities:
Net Income	$34,327	$17,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,165	9,571
Write-off of deferred financing and other costs, net of tax	967	5,339
Other	434	145
Changes in operating assets and liabilities:
Accounts receivable, net	(16,332)	(2,380)
Work-in-progress	(1,085)	643
Inventories	(1,915)	(7,853)
Prepaid and other assets	(6,747)	(10,761)
Accounts payable	5,471	1,937
Customer advances	2,062	1,227
Interest payable	279	4,861
Accrued wages and benefits and other accrued liabilities	7,235	10,921

Net cash provided by operating activities	35,861	30,964

Cash flows from investing activities:
Purchases of property and equipment	(11,910)	(8,529)
Purchase of property and equipment previously leased	—	(14,145)
Proceeds from sales of property and equipment	606	131
Acquisitions	(99,974)	(211,997)
Other	(502)	(593)

Net cash used in investing activities	(111,780)	(235,133)

Cash flows from financing activities:
Proceeds from long-term borrowings	160,000	244,486
Payments on long-term borrowings	(93,500)	(51,900)
Proceeds from interest rate swap, net	1,703	10,486
Issuance of common stock	8,757	3,243
Other	1,086	(2,153)

Net cash provided by financing activities	78,046	204,162

Net increase (decrease) in cash and cash equivalents	2,127	(7)
Effect of exchange rate changes on cash	126	168
Cash and cash equivalents, beginning of period	6,532	6,371

Cash and cash equivalents, end of period	$8,785	$6,532

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